Exhibit 99(e)(4)
September 18, 2008
Efrem Gerszberg
40 W 23rd Street
New York, NY 10010
Ladies and Gentlemen:
     In order to allow you to evaluate a possible transaction with Hampshire Group Limited (the “Company”) involving an investment in or acquisition of all or a part of the Company (the “Transaction”), representatives of Peter J. Solomon Company Limited (“PJSC”) will deliver to you, upon your execution and delivery to PJSC of this letter agreement, certain information about the properties and operations of the Company. All information about the Company furnished by the Company or PJSC or their respective affiliates, directors, officers, employees, agents or controlling persons (such affiliates and other persons collectively referred to herein as “Representatives”) after the date hereof, is referred to in this letter agreement as “Proprietary Information.” Proprietary Information does not include, however, information which (a) is or becomes generally available to the public other than as a result of disclosure by you or your Representatives, (b) was available to you on a nonconfidential basis prior to its disclosure by the Company or PJSC or (c) becomes available to you on a nonconfidential basis from a person other than the Company or PJSC who is not otherwise known to you to be bound by a confidentiality agreement with the Company, PJSC or their Representatives, or is not otherwise known to you to be prohibited from transmitting the information to you. As used in this letter, the term “person” shall refer to any individual, corporation, company, partnership, trust, limited liability company or other entity.
     Unless otherwise agreed to in writing by the Company, you agree (a) except as required by law, to keep all Proprietary Information confidential and (except as described in the next paragraph) not to disclose or reveal any Proprietary Information to any other person, including any of your Representatives, except that you may disclose the Proprietary Information to those of your Representatives who are specifically involved in, and who need to know such information for the purpose of, evaluating the Transaction (the “Access Employees”), provided that you cause those persons to observe the terms of this letter agreement, and (b) not to use Proprietary Information for any purposes other than in connection with the evaluation and consummation of the Transaction. You will be responsible for any breach of the terms hereunder by you or your Representatives and for the compliance with the terms of this letter by the Access Employees. Proprietary Information may not be photocopied, reproduced or distributed to persons other than Access Employees at any time, in whole or in part, without the prior written consent of the Company or PJSC.

     If you or any of your Representatives are requested pursuant to, or required by, applicable law or regulation or by legal process to disclose any Proprietary Information, we are informing you that the Company may wish to seek an appropriate protective order. You agree in the event of any such request or requirement that you will provide the Company, as promptly as the circumstances reasonably permit, with notice of such request or requirement and, unless a protective order or other appropriate relief is previously obtained, the Proprietary Information, subject to such request, may be disclosed pursuant to and in accordance with the terms of such request or requirement, provided that you shall use your best efforts to limit any such disclosure to the precise terms of such request or requirement.
     Unless otherwise required by law, neither you nor any of your Representatives will, without the prior written consent of the Company, disclose to any person (other than Access Employees) any information about the Transaction, or the terms, conditions or other facts relating thereto, including, but not limited to, the fact that discussions are taking place with respect thereto, or the status thereof, or the fact that the Proprietary Information has been made available to you.
     You agree that all inquiries, requests for information and other communications with the Company shall be made through PJSC.
     If you determine that you do not wish to proceed with the Transaction, you will promptly notify PJSC of that decision. In that case, or if the Transaction is not consummated by you or at any time, upon the request of the Company or PJSC, you will promptly destroy or deliver to the Company or PJSC all of the Proprietary Information delivered to you by the Company or PJSC and any copies and reproductions thereof. All summaries, analyses or extracts thereof or based thereon in your possession or in the possession of any of the Access Employees will be destroyed and such destruction will be certified to the Company by one of your authorized officers.
     Although the Proprietary Information contains information that the Company believes to be relevant for the purpose of your evaluation of the Transaction, none of the Company, PJSC and their Representatives make any representation or warranty as to the accuracy or completeness of the Proprietary Information. Neither the Company, PJSC, their affiliates, nor any of their respective officers, directors, employees, agents or controlling persons shall have any liability to you or any of your Representatives relating to or arising from the use of the Proprietary Information. You shall be entitled to rely solely on the representations and warranties made to you in a definitive agreement, when, as and if executed and subject to limitations and restrictions as may be specified in such agreement.
     Without prejudice to the rights and remedies otherwise available to the Company, the Company shall, in addition to all other remedies available at law or in equity, be entitled to equitable relief by way of injunction if you or any of your Representatives breach or threaten to breach any of the provisions of this letter agreement.
     It is further understood and agreed that no failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.
     You agree that without prior written consent of the Company, you will not for a period of one year from the date hereof (i) acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities of the Company, or direct or indirect rights or options to acquire any voting securities of the Company, (ii) make, or in any way participate directly or indirectly, in any “solicitation” of any “proxy” to vote (as such terms are used in the proxy rules of the Securities and Exchange Commission) or seek to advise or influence any, person or entity with respect to the voting of any voting securities of the Company, (iii) form, join or in any way participate, directly or indirectly, in a “group” within the meaning of Section 13(d) (3) of the Securities Exchange Act of 1934, as amended, with respect to any voting securities of the Company, or (iv) otherwise act, alone or in concert with others, directly or indirectly, to seek control of the management, board of directors, or policies of the Company; provided however that the foregoing restrictions shall lapse and be of no force or effect if a person unaffiliated with you commences a tender offer for more than 25% of the outstanding common stock of the Company or the Company enters into, or announces its intention to enter into, a transaction to sell all or substantially all of its assets, to merge or to consolidate or any similar transaction with any third party. The Company has not entered into an agreement with any person considering a potential transaction to purchase the Company that contains restrictions of the type provided for in this paragraph that are less restrictive than the provisions applicable to you in this paragraph, and if it does so in the future, the restrictions in this paragraph will be modified such that they will be no more restrictive on you than on such other person.
     You agree that, without the prior written consent of the Company, you will not for a period of two years from the date hereof directly or indirectly solicit for employment or employ any person who is now employed by the Company and who is identified by you as a result of your evaluation or otherwise in connection with the Transaction provided, however, that you shall not be prohibited from employing any such person who contacts you on his or her own initiative and without any direct or indirect solicitation by you.
     You hereby acknowledge that you are aware, and that you will advise your Representatives, that the United States securities laws prohibit any person who has received material, non-public information concerning certain matters which are the subject of this letter agreement from purchasing or selling securities of the Company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.
     You agree that unless and until a definitive agreement between the Company and you with respect to the Transaction has been executed and delivered, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this or any written or oral expression or communication by any of the Company’s, or your directors, officers, employees, agents, controlling persons or any other representatives or advisors thereof, except, in the case of this letter, for the matters specifically agreed to herein. The agreement set forth in this paragraph may be modified or waived only by a separate writing by the Company and you expressly modifying such agreement.
     This letter agreement shall be governed by and interpreted in accordance with the internal laws of the state of New York. If you agree in accord with the foregoing, please have this letter agreement executed on your behalf and return the duplicate copy to the undersigned to:
Peter J. Solomon Company Limited
520 Madison Avenue, 29th Floor
New York, NY 10153
Tel: (212) 508-1618
Fax: (212) 508-1633
Attention: Daniel Wolfe

Very truly yours,

Hampshire Group Limited

By:	PETER J. SOLOMON COMPANY LIMITED
As financial advisor to Hampshire Group Ltd.

By:	/s/ Kenneth Baronoff
Name: Kenneth Baronoff
Title: Managing Director
Accepted and Agreed
As of the date
first written above:

By:	/s/ Efrem Gerszberg
Name: Efrem Gerszberg

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